                            CINRAM INTERNATIONAL INC.

                            MANAGEMENT PROXY CIRCULAR
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 25, 2005

                             SOLICITATION OF PROXIES

THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF CINRAM INTERNATIONAL INC. (THE "CORPORATION") OF PROXIES TO BE USED AT THE ANNUAL MEETING OF THE SHAREHOLDERS OF THE CORPORATION (THE "MEETING") TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING, AND AT ANY ADJOURNMENT OR ADJOURNMENTS THEREOF. In addition to solicitation by mail, certain officers, directors and employees of the Corporation may solicit proxies by telephone, telegraph or personally. These persons will receive no compensation for such solicitation other than their regular fees or salaries. The cost of solicitation by management will be borne directly by the Corporation. The registered office of the Corporation is located at 2255 Markham Road, Toronto, Ontario, M1B 2W3.

All currency amounts in this Management Information Circular are stated in Canadian dollars, unless otherwise indicated.

                                VOTING OF PROXIES

There are two kinds of beneficial owners - those who object to their name being made known to the issuers of securities which they own (called OBOs for Objecting Beneficial Owners) and those who do not object to the issuers of the securities they own knowing who they are (called NOBOs for Non-Objecting Beneficial Owners). Up until September 2002, issuers (including the directors and officers of the Corporation) had no knowledge of the identity of any of their beneficial owners including NOBOs. Subject to the provisions of National Instrument 54-101, Communication with Beneficial Owners of Securities of Reporting Issuers (the "Instrument"), however, after September 1, 2002 issuers could request and obtain a list of their NOBOs from intermediaries via their transfer agents. Prior to September 1, 2004 issuers could obtain this NOBO list and use it for specific purposes connected with the affairs of the issuer except for the distribution of proxy-related materials directly to NOBOs. This was the first stage of the implementation of the Instrument. Effective for shareholder meetings taking place on or after September 1, 2004 issuers can obtain and use this NOBO list for distribution of proxy-related materials directly (not via
ADP) to NOBOs. This is the second stage of the implementation of the Instrument.

This year, the Corporation has decided to take advantage of those provisions of the Instrument that permit it to directly deliver proxy-related materials to its NOBOs. As a result NOBOs can expect to receive a scannable Voting Instruction Form ("VIF") from our transfer agent, Computershare Trust Company of Canada (or Computershare Investor Services Inc., as the case might be, "Computershare"). These VIFs are to be completed and returned to Computershare in the envelope provided or by facsimile. In addition, Computershare provides both telephone voting and internet voting as described on the VIF itself which contains complete instructions. Computershare will tabulate the results of the VIFs received from NOBOs and will provide appropriate instructions at the Meeting with respect to the shares represented by the VIFs they receive.

These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and the issuer or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

By choosing to send these materials to you directly, the issuer (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

The common shares in the capital of the Corporation represented by the accompanying form of proxy (if the same is properly given in favour of Isidore Philosophe or Lewis Ritchie, the management nominees, and is received in accordance with the VIF and if being mailed, received at the offices of Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, not later than 4:00 p.m. (Eastern Standard Time) on April 21, 2005 or, if the Meeting is adjourned, not later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, preceding the time of such adjourned Meeting) will be voted at the Meeting, and, where a choice is specified in respect of any matter to be acted upon, will be voted in accordance with the specification made. IN RESPECT OF PROXIES IN WHICH SHAREHOLDERS HAVE NOT SPECIFIED THAT THE PROXY NOMINEES ARE REQUIRED TO VOTE OR WITHHOLD FROM VOTING IN RESPECT OF THE ELECTION OF DIRECTORS AND THE APPOINTMENT OF AUDITORS, THE COMMON SHARES REPRESENTED BY PROXIES IN FAVOUR OF MANAGEMENT NOMINEES WILL BE VOTED IN FAVOUR OF THE DIRECTORS LISTED IN THIS INFORMATION CIRCULAR AND THE APPOINTMENT OF AUDITORS.

THE ACCOMPANYING FORM OF PROXY CONFERS DISCRETIONARY AUTHORITY UPON THE PERSONS NAMED THEREIN WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING, OR OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. At the date hereof, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.

                      APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the accompanying form of proxy are directors and officers of the Corporation. A SHAREHOLDER DESIRING TO APPOINT SOME OTHER PERSON TO REPRESENT HIM OR HER AT THE MEETING MAY DO SO EITHER BY INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE ACCOMPANYING FORM OF PROXY AND STRIKING OUT THE NAMES OF THE MANAGEMENT NOMINEES OR BY DULY COMPLETING ANOTHER PROPER FORM OF PROXY AND, IN EITHER CASE, RETURNING THE COMPLETED PROXY IN ACCORDANCE WITH THE VIF. IF MAILED, THE PROXY SHOULD BE SENT TO THE OFFICES OF COMPUTERSHARE TRUST COMPANY OF CANADA, 100 UNIVERSITY AVENUE, 9TH FLOOR, TORONTO, ONTARIO, M5J 2Y1 OR THE PROXY MAY BE SENT BY FAX TO (416) 981-9803 OR 1-866-249-7775, BEFORE THE SPECIFIED TIME.

A SHAREHOLDER GIVING A PROXY HAS THE POWER TO REVOKE IT. Such revocation may be made by the shareholder attending the Meeting, by fully executing another form of proxy bearing a later date and duly depositing the same before the specified time, or by written instrument revoking such proxy duly executed by the shareholder or his or her attorney authorized in writing or, if the shareholder is a body corporate, under its corporate seal or by an officer or attorney thereof, duly authorized, and deposited either at the registered office of the Corporation, 2255 Markham Road, Toronto, Ontario, M1B 2W3, at any time up to and including the last business day preceding the date of the Meeting or any adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof. Such instrument will not be effective with respect to any matter on which a vote has already been cast pursuant to such proxy.

                         VOTING SECURITIES AND PRINCIPAL
                          HOLDERS OF VOTING SECURITIES

The authorized capital of the Corporation consists of an unlimited number of redeemable preference shares and an unlimited number of common shares, of which 56,941,422 common shares were issued and outstanding as at March 22, 2005.

Each shareholder is entitled to one vote for each Common Share shown as registered in his or her name on the list of shareholders which is available for inspection at the Meeting. The directors have fixed March 21, 2005 as the record date for the Meeting. Accordingly, pursuant to the Canada Business Corporations Act, only shareholders of record as at the close of business on March 21, 2005 are entitled to receive notice of and to attend and vote at the Meeting except that a transferee of common shares acquired after that date shall be entitled to vote at the Meeting if such transferee produces properly endorsed certificates for such shares or otherwise establishes ownership of such shares and has demanded not later than 10 days before the Meeting that the name of such transferee be included on the list of shareholders entitled to vote at the Meeting.

At the date hereof, to the knowledge of the directors and officers of the Corporation, no person beneficially owns or exercises control or direction over securities carrying more than 10% of the voting rights attached to any class of outstanding voting securities of the Corporation entitled to be voted at the Meeting.

                            MATTERS TO BE ACTED UPON

1.    APPOINTMENT OF AUDITORS

The management of the Corporation recommends the re-appointment of Messrs. KPMG LLP as auditors of the Corporation. UNLESS SUCH AUTHORITY IS WITHHELD, THE COMMON SHARES REPRESENTED BY THE ACCOMPANYING FORM OF PROXY WILL BE VOTED IN FAVOUR OF THE RE-APPOINTMENT OF MESSRS. KPMG LLP AS AUDITORS OF THE CORPORATION TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND AUTHORIZING THE DIRECTORS OF THE CORPORATION TO FIX THEIR REMUNERATION.

To be approved the resolution must be approved by a majority of the votes cast in respect of the resolution.

2.    ELECTION OF DIRECTORS

Directors of the Corporation are elected annually by the shareholders. The articles of the Corporation provide that the number of directors to be elected shall be a minimum of one (1) and a maximum of fifteen (15). Accordingly, a Board of eight (8) directors is to be elected at the Meeting.

UNLESS SUCH AUTHORITY IS WITHHELD, THE COMMON SHARES REPRESENTED BY THE ACCOMPANYING FORM OF PROXY WILL BE VOTED IN FAVOUR OF THE NOMINEES SET OUT BELOW.

The term of office of all present directors of the Corporation expires at the Meeting. Management has been informed by each nominee that he is willing to stand for election or re-election, as applicable, and serve as a director. As of March 22, 2005, the directors and senior officers of the Corporation, as a group, beneficially owned directly or indirectly approximately 6.4% of the outstanding common shares.

The following information is submitted with respect to the nominees for directors:

                                                                                             NUMBER OF COMMON SHARES
                                                                                               BENEFICIALLY OWNED,
 NAME AND POSITION OR OFFICE                                     PERIODS DURING WHICH       DIRECTLY OR INDIRECTLY OR
  HELD WITH THE CORPORATION                                     NOMINEE HAS SERVED AS A            CONTROLLED
        AND RESIDENCE              PRINCIPAL OCCUPATION       DIRECTOR OF THE CORPORATION   AS OF THE DATE HEREOF(1)
----------------------------   --------------------------     ---------------------------   -------------------------
Isidore Philosophe             Chief Executive Officer of     Since August 29, 1969                 2,713,200
Director and Chief Executive   the Corporation
Officer
Ontario, Canada

Lewis Ritchie, C.A.            Chief Financial Officer of     Since June 1, 1985                       32,214
Director, Executive Vice       the Corporation
President, Finance, Chief
Financial Officer and
Secretary
Ontario, Canada

Norman May, Q.C.(4)            Partner of Fogler, Rubinoff    Since December 1, 1985                   27,500
Director                       LLP
Ontario, Canada

Henri A. Aboutboul(2)          Corporate Director             Since November 19, 1986                     Nil
Non-Executive Chairman,
Director
London, United Kingdom

Peter G. White (2)(3)          Vice President, Operations     Since June 12, 1997                       6,667
Director                       and Secretary, Hollinger
Ontario, Canada                Inc., Executive Vice
                               President, Argus Corporation

David Rubenstein               President & Chief Operating    Since June 19, 2002                 Nil
Director                       Officer of the Corporation
President & Chief Operating
Officer
Florida, USA

John R. Preston (3)(4)         Vice-President Finance and     Since September 25, 2003            Nil
Director                       Administration, Southern
Florida, USA                   Wine & Spirits of America,
                               Inc.

Nadir Mohamed (2)(3)           President and Chief            Since September 25, 2003            Nil
Director                       Executive Officer of Rogers
Ontario, Canada                Wireless Communications Inc.

NOTES:

(1) The information as to common shares beneficially owned or over which control or direction is exercised, not being within the knowledge of the Corporation, has been furnished by the respective proposed nominees.

(2)   Member of Compensation Committee.

(3)   Member of the Audit Committee.

(4)   Member of Corporate Governance and Nominations Committee.

Each of the foregoing individuals has held his or her present principal occupation or other office or position with the same company or firm set out opposite his or her name for the past five years with the exception of Henri Aboutboul, who prior to May 2001 was the Managing Director of Chemicals, Waste Management International; David Rubenstein, who prior to December 2004 was President, Cinram Americas; Peter G. White, who prior to December, 2004 was Co-Chief Operating Officer of Hollinger Inc.; John R. Preston, who prior to January 15, 2004 was Executive Vice President, Ripplewood Investments; and Nadir Mohamed, who prior to July 1, 2001, was President and Chief Operating Officer of Rogers AT&T Wireless, Senior Vice-President, Marketing and Sales, Telus Communications Inc., held several senior financial, strategic business development and operational management positions at both BC Tel and BC Tel Mobility and served as President and Chief Operating Officer, BC Tel Mobility.

The Corporation is required to have and has an audit committee which consists of Messrs. Peter G. White, Nadir Mohamed and John R. Preston. The Corporation does not have an executive committee of the board of directors.

IF ANY OF THE ABOVE NOMINEES IS FOR ANY REASON UNAVAILABLE TO SERVE AS A DIRECTOR, PROXIES IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR ANOTHER NOMINEE IN THE DISCRETION OF MANAGEMENT UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS OR HER SHARES ARE TO BE WITHHELD FROM VOTING IN THE ELECTION OF DIRECTORS.

3.    PARTICULARS OF OTHER MATTERS TO BE ACTED ON

The management of the Corporation knows of no matters to come before the Annual Meeting of Shareholders other than the matters referred to in the Notice of the Annual Meeting of Shareholders.

                   STATEMENT OF CORPORATE GOVERNANCE PRACTICES

In 1995, The Toronto Stock Exchange passed a by-law containing new disclosure requirements for listed companies regarding their corporate governance. These disclosure requirements require that this Statement of Corporate Governance Practices relate the corporate governance practices of the board of directors (the "Board") of the Corporation to the disclosure requirements set out in
Section 473 and the guidelines set out in Section 474 of The Toronto Stock Exchange Company Manual (the "Guidelines"). The Guidelines require that the Corporation must provide a complete description of its system of corporate governance with specific reference to each of the Guidelines and, where the Corporation's system is different from any of those guidelines or where the Guidelines do not apply to the Corporation's system, an explanation of the differences or their inapplicability. In 2002, the TSX proposed changes to its corporate governance standards creating additional guidelines and proposing certain mandatory requirements (the "Proposal"). The Proposal has been reviewed by the Ontario Securities Commission and a proposed multilateral instrument ("Proposed MI") has been published for comment which has been based in part on the Guidelines and the Proposal. It is anticipated that the TSX will revoke the Guidelines if the Proposed MI becomes effective. However, the Corporation is required to continue to disclose corporate governance practices against the current Guidelines and the TSX has encouraged the Corporation to review the proposed amendments and voluntarily provide the suggested information in the Proposal. The Corporation is pleased to make the following disclosure regarding its corporate governance policies, along with the additional disclosure contained in Appendix A to this Circular.

BOARD COMPOSITION

The Board is currently composed of eight members. Of the current Board members, Mr. White, Mr. Preston and Mr. Mohamed are considered by the Board to be "unrelated directors" within the meaning of the Guidelines, as they are "free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholding". The other five members are related within the meaning of the Guidelines; Mr. Philosophe, Mr. Ritchie and Mr. Rubenstein are members of management; Mr. May is a partner in a law firm which has provided legal services to the Corporation; and Mr. Aboutboul has received consulting fees from the Corporation. In deciding whether a particular director is or is not a "related director", the Board examined the factual circumstances of each director and considered them in the context of many factors.

Although the Board does not presently have a majority of unrelated directors as recommended by the Guidelines, the Board believes that the current composition of the Board nonetheless serves the Corporation and its shareholders well. The Board believes that all of its directors make a valuable contribution to the Board, the Corporation and its subsidiaries. A number of the directors, although not "unrelated directors", possess an extensive knowledge of the Corporation's businesses and business environment which has proven to be beneficial to the Board, and their participation as directors contributes to the effectiveness of the Board. The Board also believes that the directors are sensitive to conflicts of interest and excuse themselves from deliberations and voting in appropriate circumstances.

The Corporation does not have a "significant shareholder", which the Guidelines define as "a shareholder with the ability to exercise a majority of the votes for the election of the Board of directors."

BOARD COMMITTEES

The Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominations Committee. As and when required, ad hoc committees of the Board will be appointed. As the Board has plenary power, any responsibility which is not delegated to management or a Board committee remains with the Board.

AUDIT COMMITTEE

The Audit Committee is composed of three directors, all of whom are unrelated directors. The Audit Committee is responsible for the integrity of the Corporation's internal accounting and control systems. The Committee receives and reviews the financial statements of the Corporation and makes recommendations thereon to the Board prior to their approval by the full Board. The Audit Committee communicates directly with the Corporation's external auditors in order to discuss audit and related matters whenever appropriate.

COMPENSATION COMMITTEE

The Compensation Committee is composed of three members, two of whom are unrelated directors within the meaning of the Guidelines. The Compensation Committee makes recommendations to the Board regarding the compensation policies and practices of the Corporation that apply to the CEO and other members or senior management and the Board.

CORPORATE GOVERNANCE AND NOMINATIONS COMMITTEE

The Corporate Governance and Nomination Committee is comprised of two members, one of whom is an unrelated director within the meaning of the Guidelines. The Corporate Governance and Nominations Committee makes recommendations to the Board regarding best corporate governance practices, the hiring of executive members of management and the appointment or election of directors.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table, presented in accordance with the applicable securities laws, sets forth all compensation paid in respect of the individuals who were, at December 31, 2004, the Chief Executive Officer, the Chief Financial Officer and the next three mostly highly compensated executive officers of the Corporation (collectively the "Named Executive Officers") whose total salary and bonus was in excess of $150,000 per annum. Securities legislation provides that the Named Executive Officers are determined on the basis of the total cash compensation (salary and annual bonus) earned in the fiscal year 2004 starting January 1, 2004 and ending December 31, 2004.

                                                      EXECUTIVE COMPENSATION
                                                  SUMMARY OF COMPENSATION TABLE (1)
                     ------------------------------------------------------------------------------------------------
                                    ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                           --------------------------------------  ------------------------------------
                                                                              AWARDS            PAYOUTS
                                                                   ---------------------------  -------
                                                                                   RESTRICTED
 NAME AND PRINCIPAL                       BONUS/                     SECURITIES     SHARES OR
 POSITION OF NAMED                     COMMISSIONS   OTHER ANNUAL  UNDER OPTIONS/   RESTRICTED   LTIP     ALL OTHER
 EXECUTIVE OFFICER   YEAR    SALARY       FEES       COMPENSATION   SARS GRANTED   SHARE UNITS  PAYOUTS  COMPENSATION
                             (US $)       (US $)         (US$)           (#)           (US$)     (US$)     (US $)
-------------------  ----  ----------  ------------  ------------  -------------   -----------  -------  ------------
Isidore Philosophe   2004  395,600(3)  4,000,000          (1)             NIL          NIL        NIL           NIL
Chief Executive      2003  358,700(3)  3,587,000(3)       (1)          60,000
Officer              2002  229,800(3)  1,591,000(3)       (1)         120,000

Lewis Ritchie        2004  237,400(3)  1,117,300          (1)             NIL          NIL        NIL           NIL
Executive V-P,       2003  215,200(3)    782,600(3)       (1)          50,000
Finance and          2002  191,000(3)    483,800(3)       (1)         100,000
Administration, CFO
and Secretary

David Rubenstein     2004  330,000     1,396,700          (1)             NIL          NIL        NIL           NIL
President and Chief  2003  325,000     1,033,000          (1)          50,000                                   NIL
Operating Officer,   2002  325,000       600,000          (1)          60,000                               550,000(2)
Cinram
International Inc.

Jaime Ovadia         2004  200,000       558,700          (1)             NIL          NIL        NIL           NIL
President, Cinram    2003  200,000       500,000          (1)          35,000
U.S. and Latin       2002  200,000       250,000          (1)          20,000
America, Executive
Vice-President,
Worldwide
Theatrical Home
Video

Jacques Philosophe   2004  237,400(3)  1,117,300(3)       (1)             NIL          NIL        NIL           NIL
Executive V-P        2003  215,200(3)    782,600(3)       (1)          50,000
                     2002  191,000(3)    483,800(3)       (1)         100,000

NOTES:

(1) The value of perquisites and other benefits did not exceed the lesser of $50,000 and 10% of the total of the annual salary and bonus and is not reported herein.

(2) This amount represents the forgiveness of a non-interest bearing loan from the Corporation.

(3) These amounts were paid in CDN$ and converted to US$ at the simple average exchange rate for the applicable year.

There were no option grants to the Named Executive Officers during the most recently completed financial year.

The following table shows the number of options each Named Executive Officer exercised in the year ending December 31, 2004 and the aggregate number of options each Named Executive Officer now holds and the value of these options based on the closing price of the common shares as at December 31, 2004, which was $22.13:

                           AGGREGATED OPTIONS EXERCISED DURING MOST RECENTLY COMPLETED
                              FINANCIAL YEAR AND OPTION VALUES AT FINANCIAL YEAR-END
                    -----------------------------------------------------------------------------
                                                                           VALUE OF UNEXERCISED
                    SECURITIES    AGGREGATE   UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                    ACQUIRED ON     VALUE        FINANCIAL YEAR-END        FINANCIAL YEAR-END
                     EXERCISE     REALIZED              (#)                        ($)
        NAME            (#)          ($)     EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
------------------  -----------  ----------  -------------------------  -------------------------
Isidore Philosophe    150,000    $3,153,750        535,000/80,000          $5,723,300/$912,400
Lewis Ritchie         122,333    $1,405,077         56,000/66,667          $  640,691/$760,326
David Rubenstein      101,000    $1,073,750         60,667/53,333          $  848,857/$601,263
Jaime Ovadia           46,667    $  355,072         29,000/30,000          $  376,836/$333,400
Jacques Philosophe      NIL          NIL            88,333/66,667          $  692,924/$760,326

EQUITY COMPENSATION PLAN INFORMATION

                                                                                   NUMBER OF SECURITIES
                                                                                 REMAINING AVAILABLE FOR
                                                                                  FUTURE ISSUANCE UNDER
                                NUMBER OF SECURITIES TO     WEIGHTED-AVERAGE       EQUITY COMPENSATION
                                BE ISSUED UPON EXERCISE    EXERCISE PRICE OF        PLANS (EXCLUDING
                                OF OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,   SECURITIES REFLECTED IN
PLAN CATEGORY                     WARRANTS AND RIGHTS      WARRANTS AND RIGHTS         COLUMN (a))
-------------                   -----------------------   --------------------   -----------------------
                                          (a)                     (b)                       (c)
Equity compensation plans
approved by securityholders            1,775,144                 $11.42                 1,554,498

Equity compensation plans not
approved by securityholders               N/A                      N/A                     N/A

TOTAL                                  1,775,144                 $11.42                 1,554,498

EMPLOYMENT AGREEMENTS

The Corporation has an employment agreement with Lewis Ritchie, the Executive Vice-President, Finance, Chief Financial Officer and Secretary as well as a director of the Corporation, made as of January 1, 2002, with a term of four years expiring January 1, 2006, and automatic renewals for further consecutive periods of two years each unless either the Corporation or Mr. Ritchie gives notice of intention not to renew at least one year prior to the expiration of the term period. The agreement provides, inter alia, that:

            (i) Mr. Ritchie shall receive initially a base salary of $300,000 per annum which shall be increased as of the commencement of each calendar year in the same proportion as the percentage increase, if any, in the Consumer Price Index during the immediate preceding year and in addition, shall be reviewed annually to determine any appropriate annual increases;

            (ii) Mr. Ritchie is entitled to receive a minimum bonus with respect to each full fiscal year in which he was employed by the Corporation equal to 1% of the pre-tax earnings (as defined in the agreement) shown on the audited consolidated financial statements of the Corporation, only if pre-tax earnings are in excess of $50,000,000, which bonus shall be paid within 90 days from the end of each fiscal year;

            (iii) Mr. Ritchie is entitled to participate in the supplementary benefits made available generally to the Corporation's senior executive employees from time to time and any perquisites established by the Corporation from time to time as appropriate for him;

            (iv) Mr. Ritchie is entitled to the reimbursement of all expenses actually and properly incurred in furtherance of or in connection with the business of the Corporation as well as a minimum automobile allowance of $800 per month; and

            (v) upon the earlier of: the termination of Mr. Ritchie by the Corporation of his employment other than for just cause, disability or death; or the failure of the Corporation to renew the term of his employment upon the expiry of the original or any renewal term, the Corporation shall thereupon pay to Mr. Ritchie (in addition to payment of his total compensation, including minimum bonus, if any, for the balance of the contract term, if applicable), an amount equal to two years salary, average annual bonus for the past three years and annual benefits which shall be paid, at the option of Mr. Ritchie, in one lump sum or in twenty-four (24) equal monthly instalments.

The Corporation has an employment agreement with Jacques Philosophe, the Executive Vice-President, made as of January 1, 2002 with a term of four years expiring January 1, 2006 and automatic renewals for further consecutive periods of two years each unless either the Corporation or Mr. Philosophe gives notice of intention not to renew at least one year prior to the expiration of the term period. The agreement provides, inter alia, that:

            (i) Mr. Philosophe shall receive initially a base salary of $300,000 per annum which shall be increased as of the commencement of each calendar year in the same proportion as the percentage increase, if any, in the Consumer Price Index during the immediate preceding year and in addition, shall be reviewed annually to determine any appropriate annual increases;

            (ii) Mr. Philosophe is entitled to receive a minimum bonus with respect to each full fiscal year in which he was employed by the Corporation equal to 1% of the pre-tax earnings (as defined in the agreement) shown on the audited consolidated financial statements of the Corporation, only if pre-tax earnings are in excess of $50,000,000, which bonus shall be paid within 90 days from the end of each fiscal year;

            (iii) Mr. Philosophe is entitled to participate in the supplementary benefits made available generally to the Corporation's senior executive employees from time to time and any perquisites established by the Corporation from time to time as appropriate for him;

            (iv) Mr. Philosophe is entitled to the reimbursement of all expenses actually and properly incurred in furtherance of or in connection with the business of the Corporation as well as a minimum automobile allowance of $800 per month; and

            (v) upon the earlier of: the termination of Mr. Philosophe by the Corporation of his employment other than for just cause, disability or death; or the failure of the Corporation to renew the term of his employment upon the expiry of the original or any renewal term, the Corporation shall thereupon pay to Mr. Philosophe (in addition to payment of his total compensation, including minimum bonus, if any, for the balance of the contract term, if applicable), an amount equal to two years salary, average annual bonus for the past three years and annual benefits which shall be paid, at the option of Mr. Philosophe, in one lump sum or in twenty-four (24) equal monthly instalments.

The Corporation has an employment agreement with David Rubenstein, the President and Chief Operating Officer and a director of the Corporation, made as of January 1, 2002 with a term of four years expiring January 1, 2006 and automatic renewals for further consecutive periods of two years each unless either the Corporation or Mr. Rubenstein gives notice of intention not to renew at least one year prior to the expiration of the term period. The agreement provides, inter alia, that:

            (i) Mr. Rubenstein shall receive initially a base salary of US$325,000, per annum which shall be increased as of the commencement of each calendar year in the same proportion as the percentage increase, if any, in the U.S. Consumer Price Index during the immediate preceding year and in addition, shall be reviewed annually to determine any appropriate annual increases;

            (ii) Mr. Rubenstein is entitled to receive a minimum bonus with respect to each full fiscal year in which he was employed by the Corporation equal to 1.25% of the pre-tax earnings (as defined in the agreement) shown on the audited consolidated financial statements of the Corporation, only if pre-tax earnings are in excess of $50,000,000, which bonus shall be paid within 90 days from the end of each fiscal year;

            (iii) Mr. Rubenstein is entitled to participate in the supplementary benefits made available generally to the Corporation's senior executive employees from time to time and any perquisites established by the Corporation from time to time as appropriate for him;

            (iv) Mr. Rubenstein is entitled to the reimbursement of all expenses actually and properly incurred in furtherance of or in connection with the business of the Corporation as well as a minimum automobile allowance of US$1,334 per month (grossed up for US federal income tax purposes); and

            (v) upon the earlier of: the termination of Mr. Rubenstein by the Corporation of his employment other than for just cause, disability or death; or the failure of the Corporation to renew the term of his employment upon the expiry of the original or any renewal term, the Corporation shall thereupon pay to Mr. Rubenstein (in addition to payment of his total compensation, including minimum bonus, if any, for the balance of the contract term, if applicable), an amount equal to two years salary, average annual bonus for the past three years and annual benefits which shall be paid, at the option of Mr. Rubenstein, in one lump sum or in twenty-four (24) equal monthly instalments.

COMPENSATION OF DIRECTORS

The directors of the Corporation who are not also officers or employees of the Corporation, like the Named Executive Officers, may receive a portion of their compensation by means of stock options. However, no stock options were granted to employees, officers or directors during the 2004 fiscal year.

Directors of the Corporation who are not officers or employees of the Corporation or its affiliates received aggregate fees of $168,500 in respect of meetings of the Board attended by them during the fiscal year ended December 31, 2004 as compensation for their services in such capacity. Each of these directors was paid for his services as a director at the rate of $15,000 per annum and a fee of $1,000 for each meeting of the Board attended by him. In addition, each

Committee Chair received annual fees of $2,500, Committee Members received annual fees of $1,000 and an additional fee of $1,000 for each Committee meeting attended by him. In addition to the foregoing, the law firm of which Norman May, Q.C., a director of the Corporation, and Monique T. Rabideau, Assistant Corporate Secretary of the Corporation, are partners, received fees of $1,922,000 from the Corporation in 2004 for legal services performed. Henri A. Aboutboul, the Non-Executive Chairman of the Board, received consulting fees of $250,000 in 2004.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

The Corporation has purchased, at its expense, directors' and officers' liability insurance in the amount of $50 million for the protection of its directors and officers against liability incurred by them in their capacities as directors and officers of the Corporation and its subsidiaries. For the twelve months ending July 1, 2005, the Corporation will pay a total premium of $447,000 for this insurance.

REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

The Corporation's compensation philosophy is designed to attract, retain and motivate executives to strive for continued corporate success. The Corporation's success is based on a strong service orientation, creativity, aggressive investments in leading-edge technology and an executive decision-making process that extends well beyond the next quarter's results. The Corporation rewards its executives with a combination of base salary and annual incentives that are determined on the basis of these criteria.

In order to achieve these objectives, the compensation paid to the Named Executive Officers in 2004 consisted of two components:

      (i)   base salary; and

      (ii)  an annual bonus incentive.

Base Salary

The base salary of each particular executive officer is usually determined by an assessment by the Board of such executive's performance, a consideration of competitive compensation levels in companies similar to the Corporation and a review of the performance of the Corporation as a whole and the role such executive officer played in such corporate performance. For certain executives, the base salary is set forth in their respective employment agreements. See "Employment Agreements".

Annual Bonus Incentive

Annual cash bonus incentive awards are typically based upon the profitability of the Corporation, as well as certain of the criteria used to calculate base salary. For example, in 2000, the profitability of the Corporation was below both internal and public expectation. Accordingly, no bonuses were awarded to executive officers. This establishes a direct link between executive compensation and the Corporation's operating performance. For certain executives, the amount of the bonus, or a formula to be used for determining the amount of bonus, is contained in their respective employment agreements. See "Employment Agreements".

Long-Term Incentive

The Corporation provides a long-term incentive by granting options to executives through its stock option plan. The options granted permit executives to acquire common shares of the Corporation at an exercise price equal to the market price of the shares under option at the date the option was granted. The objective of granting options is to encourage executives to acquire an ownership interest in the Corporation over a period of time which acts as a financial incentive for executives to consider the long-term interests of the Corporation and its shareholders. During 2004, no stock option grants were provided.

In 2004, the relative emphasis on salary, bonus and options were as follows:

                    SALARY  BONUS  OPTIONS  OTHER
       NAME           (%)    (%)     (%)     (%)
------------------  ------  -----  -------  -----
Isidore Philosophe     9      91     Nil     Nil

Lewis Ritchie         18      82     Nil     Nil

David Rubenstein      19      81     Nil     Nil

Jaime Ovadia          26      74     Nil     Nil

Jacques Philosophe    18      82     Nil     Nil

Chief Executive Officer's Compensation

The base salary for Isidore Philosophe was increased to US$395,600 in 2004 from US$358,700 in 2003. In addition, a bonus of US$4,000,000 was awarded to Isidore Philosophe in respect of the 2004 fiscal year (2003 - US$3,587,000). The compensation of the Corporation's Chief Executive Officer is generally based on the same criteria as that used in determining the compensation payable to the Corporation's other Named Executive Officers; however unlike the other Named Executive Officers, the incentive portion of the Chief Executive Officer's compensation in fiscal 2004 is determined by a percentage of earnings formula established by the Board, upon the recommendation of the Compensation Committee, and not by a percentage that is stipulated in an employment agreement. In establishing this incentive portion, the Board applies the same criteria used for the other Named Executive Officers. In determining the salary increase and cash bonus awarded to Isidore Philosophe during the past fiscal year, the Compensation Committee took into account, among other things the performance of the Corporation in 2004 relative to its historical performance.

Submitted by the Compensation Committee:

Nadir Mohamed
Henri A. Aboutboul
Peter G. White

COMPOSITION OF THE COMPENSATION COMMITTEE

Nadir Mohamed, Henri A. Aboutboul and Peter G. White are the members of the compensation committee. None of the members of the compensation committee is an officer, employee or former officer or employee of the Corporation or any of its subsidiaries. Mr. Aboutboul has received consulting fees from the Corporation. The compensation committee meets as required to review senior management compensation and the overall compensation policies and practices of the Corporation.

SHARE PERFORMANCE GRAPH

The following line graph compares the cumulative return of the common shares with the cumulative return of the S&P/TSX Composite Index (the "TSX Index") for the five most recently completed fiscal years.

             FIVE YEAR CUMULATIVE TOTAL RETURN ON A $100 INVESTMENT
                        ASSUMING DIVIDENDS ARE REINVESTED

                              [PERFORMANCE GRAPH]

                     (DECEMBER 31, 1999 - DECEMBER 31, 2004)

                            1999    2000   2001   2002    2003    2004
                            ----   -----   ----   ----   -----   -----
CINRAM INTERNATIONAL INC.    100    24.9   40.3   86.0   244.2   192.3

TSX INDEX                    100   107.4   93.9   82.2   104.2   119.3

                                 DIVIDEND POLICY

The Corporation has a policy of declaring annual dividends, payable on a quarterly basis. In 2004 the Corporation paid aggregate dividends on its common shares in the amount of $6,803,000.

           INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

In 2004, there were no related party transactions involving management. In September 2003, the Corporation purchased premises from three companies owned by certain shareholders of the Corporation (including the President and Chief Executive Officer and the Executive Vice-President of the Corporation) and their families for $7,400,000 representing the fair market value of the land and building based on independent appraisals on the date of acquisition. Prior to the purchase of the building, the Corporation leased its premises at 2255 Markham Road, Toronto, at an annual rental net to the landlord of approximately $760,000.

                              INDEPENDENT AUDITORS

KPMG LLP, are the independent auditors of the Corporation and have served as its auditors since 1986. From time to time, KPMG LLP also provides other non-audit services to the Corporation and its subsidiaries. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining KPMG LLP's independence and has concluded that it is.

Fees billed by KPMG LLP to the Corporation during fiscal 2004 were as follows:
Audit fees - $1,935,952, and taxation fees - $2,199,445, which were in connection with tax compliance services and other tax related services.

                             ADDITIONAL INFORMATION

Financial information about the Corporation is contained in its comparative financial statements and management's discussion and analysis for fiscal year ended December 31, 2004, which may be obtained without charge, upon request to the investor relations department of Cinram International Inc., via e-mail: investorrelations@cinram.com; via mail: 2255 Markham Road, Toronto, Ontario, M1B 2W3, Phone: (416) 298-8190, Fax: (416) 298-0612.

Additional information relating to the Corporation is also available on SEDAR at www.sedar.com.

                                 OTHER BUSINESS

Management of the Corporation knows of no matters to come before the Meeting other than the matters referred to in the notice of Meeting. However, if matters not now known to management should come before the Meeting, common shares represented by proxies solicited by management will be voted on each such matter in accordance with the best judgement of the nominees voting same.

Unless otherwise noted, the information contained herein is given as of March 22, 2005. The contents of this management information circular and the mailing thereof to shareholders of the Corporation have been approved by the Board.

                                            By Order of the Board

                                            (signed)

March 22, 2005                              HENRI A. ABOUTBOUL
                                            Non-Executive Chairman

                                  SCHEDULE "A"

GOVERNANCE PROCEDURES

In this Schedule, the Corporation's governance procedures are compared with The TSX's Guidelines for effective corporate governance. The amendments to the Guidelines in the TSX's Proposal are in italics.

                                          CORPORATION'S
      THE TSX GUIDELINES/PROPOSAL           ALIGNMENT        CORPORATION'S GOVERNANCE PROCEDURES
----------------------------------------  -------------  -------------------------------------------
1  The board should explicitly assume          yes       The Board is responsible for the supervision
   responsibility for stewardship of                     of the management of the Corporation and for
   the Corporation and specifically for:                 approving the overall direction of the
                                                         Corporation, in a manner which is in the
                                                         best interests of the Corporation. The
                                                         Board has explicitly confirmed its
                                                         stewardship responsibility for reviewing and
                                                         approving the Corporation's strategy, and
                                                         for implementing, or requiring management to
                                                         implement, procedures and systems for: (1)
                                                         adopting a strategic planning process; (2)
                                                         identifying and managing principal risks to
                                                         the Corporation's business; (3) planning for
                                                         succession; (4) adopting a communications
                                                         policy; and (5) adopting internal control
                                                         and management information systems. There
                                                         were ten Board meetings last year.
                                                         Frequency of meetings as well as the nature
                                                         of agenda items changes depending upon the
                                                         state of the Corporation's affairs and in
                                                         light of opportunities or risks which the
                                                         Corporation faces from time to time.

   (i)   adoption of a strategic               yes       The Board participates fully in assessing
         planning process                                and approving strategic plans and
                                                         prospective decisions proposed by management.

   (ii)  identification of the                 yes       To ensure that the principal business risks
         principal risks of the                          that are borne by the Corporation are
         Corporation's business and                      appropriate, the Board regularly monitors
         ensuring implementation of                      the financial performance of the
         appropriate systems to                          Corporation's individual units. This
         manage those risks                              monitoring function often entails review and
                                                         comment by the Board on various management
                                                         reports including risk assessments provided
                                                         by the CFO of the Corporation.

                                          CORPORATION'S
      THE TSX GUIDELINES/PROPOSAL           ALIGNMENT        CORPORATION'S GOVERNANCE PROCEDURES
----------------------------------------  -------------  -------------------------------------------
   (iii) succession planning,                  yes       In respect of senior management succession
         including appointing,                           planning, the Board has been involved in
         training and monitoring                         identifying candidates from within and
         senior management                               outside the Corporation to fill senior
                                                         management positions, as required.
                                                         Management of the Corporation also makes
                                                         recommendations to the Board as to various
                                                         senior management positions for their
                                                         consideration and appointment.

   (iv)  communications policy                 yes       The Board has established policies and
                                                         procedures to ensure effective corporate
                                                         communications between the Corporation, its
                                                         shareholders, other stakeholders and the
                                                         public. These practices include the
                                                         dissemination of information to shareholders
                                                         on a regular and timely basis, which
                                                         accommodates feedback from shareholders, and
                                                         are factored into the Corporation's business
                                                         decisions. The Chief Financial Officer of
                                                         the Corporation, as well as other members of
                                                         management, dedicate a portion of their time
                                                         to communicate with shareholders and
                                                         potential investors.

   (v)   integrity of internal                 yes       The Board, directly and through its Audit
         control and management                          Committee, assesses the integrity of the
         information systems                             Corporation's internal control and
                                                         management information systems. The
                                                         Committee meets with the Corporation's
                                                         Auditor and management to assess the
                                                         adequacy and effectiveness of these systems.

2  The board should adopt a formal             no        The Board is reviewing a draft mandate that
   mandate that sets out its                             sets out its responsibility for stewardship
   responsibility for stewardship of                     of the Corporation.
   the corporation.

3  A majority of directors should be           no        Only three of the eight directors are
   "unrelated".                                          "unrelated". The Board continues to
                                                         consider the composition of the Board and
                                                         search for additional nominees to increase
                                                         the number of "unrelated" directors.

4  The board of directors must at all          yes       The Board has determined that three of the
   times be comprised of at least two                    eight persons proposed for election to the
   "unrelated" directors.                                Board for 2005 are "unrelated".

                                          CORPORATION'S
      THE TSX GUIDELINES/PROPOSAL           ALIGNMENT        CORPORATION'S GOVERNANCE PROCEDURES
----------------------------------------  -------------  -------------------------------------------
5  The board has responsibility for          yes         Based on information provided by directors
   applying the definition of                            as to their individual circumstances, the
   "unrelated director" to each                          Board has determined that five of the eight
   individual director and for                           persons proposed for election to the Board
   disclosing annually the analysis of                   for 2005 are "related". Messrs. Philosophe,
   the application of the principles                     Ritchie and Rubenstein are members of
   supporting this definition and                        management and Mr. May is a partner in a law
   whether the board has a majority of                   firm which has provided legal services to
   unrelated directors.                                  the Corporation. Mr. Aboutboul provides
                                                         consulting services to the Corporation.

6  The board must adopt a formal code        yes         In 2004, the Board approved a formal Code of
   of business ethics that governs the                   business conduct and ethics. The Code was
   behaviour of its directors,                           rolled-out to officers, directors and
   officers and employees and that the                   employees in late 2004 and early 2005. All
   board must monitor compliance with                    employees, directors and officers of Cinram
   the code and be responsible for the                   must sign an acknowledgement that they have
   granting of any waivers. Disclosure                   read and understood the Code. Designated
   of any waivers granted to directors                   members of management and the Board must
   or officers must be  made in the                      also sign a Code of Business Conduct and
   issuer's next quarterly report.                       Ethics Annual Record of Review to reaffirm
                                                         their commitment on a yearly basis to our
                                                         daily business behavior and conduct, which
                                                         in turn reflects Cinram's high ethical
                                                         standards.

7  The board should appoint a                partial     The Board has a Corporate Governance and
   committee of directors composed                       Nominations Committee as suggested by the
   exclusively of outside, i.e.,                         Guidelines. Both members are outside
   non-management directors, a                           directors, and one member is an "unrelated"
   majority of whom are "unrelated"                      director. Norman May is a partner of a law
   directors, with responsibility for                    firm that receives fees from the
   proposing new nominees to the board                   Corporation. All members of the Board are
   and for assessing directors on an                     encouraged to bring forward their
   ongoing basis.                                        recommendations for nominees for elections
                                                         thereto. Nominations are made after
                                                         extensive discussion involving the CEO and
                                                         other members of the Board.

                                          CORPORATION'S
      THE TSX GUIDELINES/PROPOSAL           ALIGNMENT        CORPORATION'S GOVERNANCE PROCEDURES
----------------------------------------  -------------  -------------------------------------------
8  The board should implement a              partial     The Board has not established a formal
   process, to be carried out by an                      process to assess the effectiveness of  the
   appropriate committee, for                            Board, its committees and the contribution
   assessing the effectiveness of the                    of individual directors. The Board utilizes
   board, its committees and the                         the informal test based on the increase in
   contribution of individual                            shareholder value. Participation of
   directors.                                            directors is expected at all Board and
                                                         committee meetings. Directors are asked to
                                                         notify the Corporation if they are unable to
                                                         attend, and attendance at meetings is duly
                                                         recorded. The Board will assess the need
                                                         for modifications appropriate to the
                                                         Corporation and with reference to the TSX
                                                         recommended procedures.

9  The board should provide an               yes         New directors to the Corporation have
   orientation and education program                     generally been executives with extensive
   for new directors                                     business experience. Orientation for these
                                                         individuals is provided through a review of
                                                         past Board materials and other private and
                                                         public documents concerning the Corporation
                                                         and visits to the Corporation's facilities.

10 The board should examine its size         yes         The Board currently has eight directors.
   with the view to determining the                      The Board continues to consider the
   impact upon effectiveness and                         composition of the Board and search for
   should undertake, where                               additional nominees to increase the number
   appropriate, a program to reduce                      of "unrelated" directors.
   the number of directors to a number
   which facilitates more effective
   decision-making.

11 The board of directors should             yes         The Compensation Committee periodically
   review the adequacy and form of                       reviews the adequacy and form of directors'
   compensation of directors in light                    compensation. Directors have been, and may
   of the risks and responsibilities                     in the future be, granted incentive stock
   involved in being an effective                        options to encourage their serving on the
   director.                                             Board and to afford the opportunity to be
                                                         compensated appropriately and to have a
                                                         share holding interest.

12 Committees of the board should            yes         All Board committees are composed solely of
   generally be composed of outside                      outside directors, however one of the three
   directors, a majority of whom are                     members of the Compensation Committee are
   unrelated.                                            related. Henri Aboutboul is considered
                                                         "related" because he received consulting
                                                         fees from the Corporation.

                                          CORPORATION'S
      THE TSX GUIDELINES/PROPOSAL           ALIGNMENT        CORPORATION'S GOVERNANCE PROCEDURES
----------------------------------------  -------------  -------------------------------------------
13 The board should assume                     yes       The Board oversees the implementation of the
   responsibility for, or assign to a                    Guidelines and, where it deems appropriate,
   committee of directors                                will develop modifications to same as
   responsibility for developing the                     appropriate to the Corporation and with
   approach to corporate governance                      reference to the TSX recommended procedures.
   issues.

14 The board of directors, together            no        The Board has no formal policy with respect
   with the chief executive officer,                     to which matters, other than those required
   should develop position                               by statute, must be brought by the Chief
   descriptions for the board and for                    Executive Officer ("CEO") of the Corporation
   the chief executive officer,                          or other senior management to the Board for
   involving the definition of the                       approval; however, there is a clear
   limits to management's                                understanding between senior management and
   responsibilities.                                     the Board, which understanding is based upon
                                                         a long period of historical practice and
                                                         precedent, that all major strategic
                                                         decisions, including any change in the
                                                         strategic direction of the Corporation and
                                                         acquisitions and/or divestitures of a
                                                         material nature, will be presented by
                                                         management to the Board for approval. As
                                                         part of its ongoing activity, the Board
                                                         regularly receives and comments on reports
                                                         of management about the performance of the
                                                         Corporation's business units and
                                                         management's expectations and planned
                                                         actions in respect thereto. The Board is
                                                         committed to continuing to examine and
                                                         develop the processes which the Board
                                                         follows in its deliberations for ensuring
                                                         that the Board continues to fulfil its
                                                         mandate. The Board has not developed a
                                                         formal position description for the CEO, nor
                                                         has it approved formal corporate objectives
                                                         which the CEO is responsible for meeting;
                                                         however, the Board and the CEO engage in
                                                         regular dialogue regarding the performance
                                                         of the senior management team, including the
                                                         CEO, in achieving the Corporation's
                                                         strategic objectives as determined by
                                                         management and the Board.

                                          CORPORATION'S
      THE TSX GUIDELINES/PROPOSAL           ALIGNMENT        CORPORATION'S GOVERNANCE PROCEDURES
----------------------------------------  -------------  -------------------------------------------
15 The board should have in place              yes       Henri Aboutboul, the non-executive chairman
   appropriate structures and                            of the Board, is not a member of management.
   procedures to ensure that it can                      The Board does not feel that it is necessary
   function independently of                             to add structures or procedures to those
   management. An appropriate                            currently in place to ensure its
   structure would be (i) appoint a                      independence from management. All directors
   chair of the board who is not a                       are expected to exercise critical judgement
   member of management  with                            at all times and the outside directors have
   responsibility to ensure that the                     unrestricted, direct access to both
   board discharges its                                  Corporation executives and the external
   responsibilities or (ii) adopt                        auditors.
   alternate means such as assigning
   this responsibility to a committee
   of the board or to a director,
   sometimes referred to as the "lead
   director".

16 Appropriate procedures may involve          no        The Board has not met without management
   the board meeting on a regular                        present. If the board believed it was
   basis without management present or                   appropriate and meaningful, it would have
   may involve expressly assigning                       formalized the process by which the Board
   responsibility for administering                      would meet without management and for
   the board's relationship to                           handling the Board's overall relationship
   management to a committee of the                      with management.
   board.

17 The audit committee should be               yes       The Audit Committee is composed only of
   composed only of outside directors.                   outside directors.

18 The audit committee should be               yes       The Audit Committee is composed of only
   composed only of unrelated                            unrelated directors.
   directors.

19 The roles and responsibilities of           yes       The Board has adopted an Audit Committee
   the audit committee should be                         Charter.
   specifically defined so as to
   provide appropriate guidance to
   audit committee members as to their
   duties.

                                          CORPORATION'S
       THE TSX GUIDELINES/PROPOSAL          ALIGNMENT        CORPORATION'S GOVERNANCE PROCEDURES
----------------------------------------  -------------  -------------------------------------------
20  The audit committee must adopt a           yes       The Board has adopted an Audit Committee
    formal charter which sets out its                    Charter which sets out the role and
    role and responsibilities and the                    responsibilities of the Audit Committee and
    charter must be published either                     addresses the approval of any non-audit
    once every three years in the                        mandates of the external auditor and
    issuer's annual report or                            determine which non-audit services the
    information circular or following                    external auditor is prohibited from
    material amendments to the charter,                  providing. The Board will publish the
    or on its website. The audit                         charter as required by the Proposal if it
    committee charter must address the                   becomes effective.
    approval of any non-audit mandates
    of the external auditor and
    determine which non-audit services
    the external auditor is prohibited
    from providing.

21  All members of the audit committee         yes       The Board believes that the three members of
    should be financially literate and                   the Audit Committee have financial literacy
    at least one member should have                      and that one member, John R. Preston, has
    financial accounting or related                      financial accounting or related experience
    experience.                                          as defined in the Proposal.

22  The audit committee should have            yes       The Audit Committee communicates directly
    direct communication channels with                   with the Corporation's internal and external
    the internal and the external                        auditors in order to discuss audit and
    auditors to discuss and review                       related matters whenever appropriate.
    specific issues as appropriate.

23  The audit committee duties should          yes       The Audit Committee is responsible for
    include oversight responsibility                     ensuring that the financial performance of
    for management reporting on                          the Corporation is properly reported on and
    internal control. While it is                        monitored, the review and assessment of the
    management's responsibility to                       audit practices, internal controls, enquiry
    design and implement an effective                    of the auditors as to co-operating access
    system of internal control, it is                    and disclosure by management and ultimate
    the responsibility of the audit                      approval of the financial statements for
    committee to ensure that management                  submission to the Board and to the
    has done so.                                         shareholders.

24. The Board should implement a system        yes       The Board would consider any request by an
    to enable an individual director to                  individual member of the Board to hire
    engage an outside advisor at the                     external counsel at the Corporation's
    Corporation's expense in                             expense on its merits at the time it was
    appropriate circumstances. The                       made.
    engagement of the outside advisor
    should be subject to the approval
    of an appropriate committee of the
    board.